Exhibit 99.1

JLG Industries, Inc. 1 JLG Drive McConnellsburg, PA 17233-9533 Telephone (717) 485-5161 Fax (717) 485-6417 www.jlg.com	Press Release FOR IMMEDIATE RELEASE Contact: Juna Rowland Vice President — Corporate & Investor Relations (240) 313-1816, ir@jlg.com

JLG CLOSES SALE OF COMMON STOCK; UNDERWRITERS EXERCISE
FULL OVER-ALLOTMENT OPTION
Previous EPS guidance adjusted solely to reflect impact of the transaction

MCCONNELLSBURG, PA, MARCH 16, 2005-JLG Industries, Inc. (NYSE: JLG) announced the closing today of its sale of 5,750,000 shares of common stock in an underwritten public offering at a price to the public of $21.97 per share. The transaction included 750,000 shares purchased by the underwriters to pursuant to their over-allotment option.

      “We were very pleased with the market acceptance of JLG in this offering,” commented Bill Lasky, Chairman of the Board, President and Chief Executive Officer. “Our ability last Thursday to upsize the offering and price at the NYSE closing price together with the underwriters’ exercise of the full over-allotment option reflects positively on our Company.”

      Jim Woodward, Executive Vice President and Chief Financial Officer added, “as disclosed in connection with the offering, we intend to use approximately $68.1 million of the approximately $120 million in net proceeds after expenses and underwriting discounts to redeem $61.25 million in principal amount of our 8 ⅜% Senior Subordinated Notes due 2012 and the balance for general corporate purposes. This leverage reduction will lower our future interest expense by $5.1 million annually, and by $1.5 million for the remainder of our current fiscal year. Also as disclosed in connection with the offering, we will incur an estimated charge of $3.5 million (after taxes) during the current fiscal quarter relating to extinguishment of debt and the write-off of deferred financing costs resulting from the redemption of our Notes. Solely as a result of this charge, the interest expense reduction, and the additional shares that will now be outstanding, we are adjusting our guidance for full year earnings per diluted share to the range of $.98 to $1.08, from the previous $1.10 to $1.20. Excluding the one-time charge for early extinguishment of debt, the range would be $1.05 to $1.15. Using actual second quarter ending January 30 results for pro-forma purposes, net debt to net debt plus stockholders’ equity would be reduced from 50 to 30 percent and leverage from 2.9 to 1.7 times LTM EBITDA as a result of this offering and note redemption.

      UBS Investment Bank acted as the sole lead manager on this offering. SunTrust Capital Markets, Inc. and Harris Nesbitt Corp. acted as co-managers.

      JLG Industries, Inc. is the world’s leading producer of access equipment (aerial work platforms and telehandlers) and highway-speed telescopic hydraulic excavators. The Company’s diverse product portfolio encompasses leading brands such as JLG® aerial work platforms; JLG, SkyTrak®, Lull® and Gradall® telehandlers; Gradall excavators; and an array of complementary accessories that increase the

JLG Industries, Inc. — page 2

versatility and efficiency of these products for end users. JLG markets its products and services through a multi-channel approach that includes a highly trained sales force, and utilizes a broad range of marketing techniques, integrated supply programs and a network of distributors in the industrial, commercial, institutional and construction markets. In addition, JLG offers world-class after-sales service and support for its customers. JLG’s manufacturing facilities are located in the United States, Belgium, and France, with sales and service operations on six continents.

      This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future performance, and involve a number of risks and uncertainties that could cause actual results to differ materially from those indicated by the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the following: (i) general economic and market conditions, including political and economic uncertainty in areas of the world where we do business; (ii) varying and seasonal levels of demand for our products and services; (iii) limitations on customer access to credit for purchases; (iv) credit risks from our financing of customer purchases; (v) interest and foreign currency exchange rates; and (vi) costs of raw materials and energy, as well as other risks as detailed in the Company’s SEC reports, including the report on Form 10-Q for the period ended January 30, 2005.

For more information, visit www.jlg.com.

NOTE: Information contained on our website is not incorporated by reference into this press release.

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JLG Industries, Inc. — Page 3

JLG INDUSTRIES, INC.
TRAILING TWELVE MONTH EBITDA
(in thousands)

January 30,
2005
Net income	$22,713
Interest expense	35,992
Income tax provision	12,815
Depreciation and amortization	26,475

EBITDA	$97,995

We monitor our EBITDA, which is a supplemental measure to GAAP that provides additional information concerning our leverage position and our historical ability to meet debt service and capital expenditure and working capital requirements. EBITDA also is an indicator of profitability, particularly in our capital-intensive industry. EBITDA reflects our earnings before interest, taxes and depreciation and amortization. EBITDA as presented differs from measures of EBITDA calculated for purposes of financial covenants in our note indentures and senior credit facilities.

JLG Industries, Inc. — Page 4

JLG INDUSTRIES, INC.
NET DEBT
(in thousands)

	Pro forma(1)
	January 30,	January 30,
	2005	2005
Revolving credit facilities	$—	$—
$15 million cash management facility	1,944	1,944
$125 million senior notes	125,000	125,000
$175 million senior subordinated notes	113,750	175,000
Miscellaneous debt	5,128	5,128
Fair value of interest rate swaps	(6,120)	(6,120)
Gain on terminated interest rate swap	3,238	4,981

Bank debt and notes	242,940	305,933
Limited recourse debt from finance receivables monetizations *	77,601	77,601

Total balance sheet debt	320,541	383,534

Net present value of off-balance sheet rental fleet lease	755	755
Net present value of off-balance sheet production equipment leases	3,709	3,709

Total off-balance sheet financing	4,464	4,464

Total balance sheet debt and off-balance sheet financing	325,005	387,998
Less: cash	76,781	24,305
Less: limited recourse debt from finance receivables monetizations	77,601	77,601

Net debt	$170,623	$286,092

Shareholders’ Equity	$400,802	$284,746

Net Debt-to-Net Debt plus Shareholders’ Equity	30%	50%

Total Balance Sheet Debt-to-Total Balance Sheet Debt plus
Shareholders’ Equity	44%	57%

Net Debt-to-TTM EBITDA	1.7x	2.9x

* Maximum loss exposure from finance receivables monetizations	$27,203	$27,203

We monitor our net debt, which is a supplemental measure to GAAP that provides additional information concerning our leverage position and our historical ability to meet debt service and capital expenditure and working capital requirements. We define net debt as the sum of total balance sheet debt and other off-balance sheet financing, minus cash and limited recourse debt arising from our monetizations of customer finance receivables.

(1) Includes the impact of our common stock offering of 5,750,000 shares and the redemption of $61.25 million of our senior subordinated notes due 2012.